EXHIBIT 4.104
THIRD AMENDMENT TO LEASE
     THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made this 22nd day of January, 2009 (“Effective Date”), by and between STANDARD COURT EAST AND WEST LLC, a Maryland limited liability company, successor in interest to MARTIN S. HIMELES, SR. T/A STANDARD COURT EAST AND WEST (“Landlord”), and TELVENT USA, INC., a Texas corporation. successor in interest to VALMET AUTOMATION (USA), INC., a Delaware corporation (“Tenant”).
RECITALS
     A. Landlord and Tenant entered into an Agreement of Lease dated December 26, 1998 (the “Original Lease”) regarding that portion of the building located at 9160 Red Branch Road, Columbia, Maryland, consisting of the agreed amount of 5,115 square feet (the “Original Premises”) for a five year term commencing on February 1, 1999. Landlord and Tenant entered into that certain First Amendment to Lease dated January 3, 2005 to extend Tenant’s lease until January 31, 2008 (the “First Amendment”) and that certain Second Amendment to Lease dated December 4, 2007 to increase the square footage of the leased premises to 12,985 square feet (the “Extended Premises” and collectively with the Original Premises, the “Premises”) and to extend Tenant’s lease until January 31, 2009 (the “Second Amendment” and collectively with the Original Lease and the First Amendment, the “Lease”).
     B. Tenant desires to extend its Lease on the Premises for a one (1) year term ending on January 31, 2010 with two options to extend the Lease for an additional term of one year each.
     C. Landlord and Tenant have agreed to set forth their understanding and agreement regarding the lease of the Premises in this Amendment.
NOW THEREFORE, WITNESSETH:
     In consideration of the foregoing and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
     1. As of February 1, 2009, Section 1.1 and Section 35 of the Lease are replaced with the following:
1.1 “Basic Rent” means the annual sum set forth below for each applicable period of time set forth below, payable in equal consecutive monthly installments in the amounts set forth below:
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	RENT PER
TIME PERIOD	SQUARE FOOT	ANNUAL RENT	MONTHLY RENT
2/1/09 — 1/31/10	$12.39	$160,884.00	$13,407.00
2/1/10 — 1/31/11	$11.91	$154,656.00	$12.888.00
2/1/11 — 1/31/12	$11.55	$149,976.00	$12,498.00
Notwithstanding anything to the contrary herein contained, unless Tenant exercises one or both of its renewal options in accordance with Section 35, only the time period of 2/1/09 — 1/31/10 shall be applicable, and unless Tenant exercises both of its renewal options in accordance with Section 35, the time period of 2/1/11 — 1/31/12 shall not be applicable.
     2. Section 1.10 of the Lease is replaced with the following:
1.10 “Term” shall include a period of time from the commencement of the Lease and extending for a period of one (1) year until January 31, 2010; provided that the Term shall extend to the last day of any renewal term as to which Tenant exercises its option.
     3. Section 8.2 of the Lease is replaced with the following:
         8.2 Tenant shall provide and maintain its own janitorial services for the interior of the Premises, and shall otherwise keep the interior of the Premises together with all electrical, plumbing, heating, air conditioning and other mechanical installations and equipment used by or in connection with the Premises, in good order, replacement and repair (and any replacement or repair shall be of equal or better quality than that originally delivered or shall be as reasonably specified by Landlord), and promptly replace any doors, windows and plate glass which may be broken or damaged with material of like kind and quality, and surrender the Premises at the expiration of the Term in as good condition as when received except for ordinary wear and tear and damage by fire or other casualty included in the extended coverage endorsement to Landlord’s fire insurance policies. Tenant will not overload the electrical wiring and will not install any additional electrical wiring or plumbing unless it has first obtained Landlord’s written consent thereto, and, if such consent is given, Tenant will install them at its own cost and expense. Tenant will repair promptly, at its own expense, any damage to the Premises caused by bringing into the Premises any property for Tenant’s use, or by the installation, use or removal of such property, regardless of fault or by whom such damage shall be caused unless caused by Landlord, its agents, employees or contractors. In furtherance of that above, Tenant covenants and agrees to obtain a maintenance, repair and service contract on the HVAC system, said contract to be on such terms and with such company as shall be approved reasonably by Landlord and delivered to Landlord within thirty (30) days after commencement of the Term. Landlord shall not be responsible for any loss by Tenant for water damage due to any cause including by way of illustration and not of
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limitation leaks or bursts of the plumbing, pipes or roof, or damage due to the sprinkler system or other fire protection/extinguishment apparatus. Notwithstanding anything to the contrary set forth above, in the event that Tenant replaces a major component of the electrical, plumbing, heating, or air conditioning systems (not as a result of misuse by Tenant or its employees or invitees), and the replacement component has a useful life that extends beyond the remaining Term of the Lease, Landlord shall reimburse Tenant therefor for the difference between (a) the cost of such component and (b) the product of the cost of the component multiplied by a fraction having as its numerator the remaining number of months in the Term and as its denominator the useful life (in months) of such component. If Tenant exercises either of its renewal options under Section 35, Tenant shall simultaneously reimburse Landlord for the difference between the amount reimbursed to Tenant in the proceeding sentence and the amount that would have been determined had the fraction in the preceding sentence included as its numerator the number of remaining number of months in the Term had such renewal option term already been exercised.
     4. Section 35 of the Lease is replaced with the following:
SECTION 35. Renewal Terms. Tenant shall have two (2) one (1) year options to renew this Lease provided that Tenant gives no less than sixth (6) months’ prior written notice by Tenant to Landlord. Tenant shall not be entitled to exercise a renewal option if it is then in default under the Lease, and Tenant shall not be entitled to exercise the second renewal option if it has not exercised the first renewal option. The rental rate for the renewal options shall be as set forth in Section 1.1 above.
     5. Brokers. Landlord and Tenant acknowledge, represent, and warrant each to the other that no broker or real estate agent brought about or was involved in the making of this Amendment except Corridor Reznick LLC, and that no brokerage fee or commission is due to any other party as a result of the execution of this Lease except Corridor Reznick LLC, whose commission shall be paid by Landlord. Each of the parties hereto agrees to indemnify and hold harmless the other against any claim by any other broker, agent, or finder based upon the execution of this Amendment and predicated upon a breach of the above representation and warranty.
     6. Authority. Landlord and Tenant represent and warrant that each has the authority to enter into this Amendment, and that the signatories hereto are authorized representatives of Landlord and Tenant, respectively.
     7. Entire Agreement. The Lease and this Amendment contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements on such subject matter. This Amendment cannot be changed in any manner except by a written agreement signed by the parties hereto.
     8. Maryland Law. This Amendment shall be governed by the laws of the State where the Premises are located.
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     9. Full Force and Effect. Except as expressly amended or modified herein, all other terms, covenants and conditions of the Lease shall remain in full force and effect. To the extent the provisions of this Amendment are inconsistent with the Lease, the terms of this Amendment shall control.
     10. Defined Terms. All terms used but not defined herein shall have the meanings ascribed to such terms in the Lease.
     11. Counterpart and Facsimile Copies. This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes; provided, however, that all such counterparts shall together constitute one and the same instrument. Each party’s facsimile execution on any counterpart of this Agreement (i) shall be deemed an original execution of the applicable party; (ii) shall be binding upon the applicable party for all purposes; and (iii) may be relied upon by the other party as being authorized and authentic.
     12. Time of the Essence. Time is of the essence to each and every provision of the Lease and this Amendment.
     13. Waiver of Jury Trial.
     LANDLORD AND TENANT DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THE LEASE OR THIS AMENDMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THE LEASE OR THIS AMENDMENT. THIS WAIVER SHALL SURVIVE THE CLOSING OR TERMINATION OF THE LEASE OR THIS AMENDMENT. LANDLORD AND TENANT EACH AGREE THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION OR WITH ANY OTHER CASE OR CLAIM IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.
[SIGNATURE PAGE FOLLOWS]
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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

WITNESS:	LANDLORD: STANDARD COURT EAST AND WEST LLC, a Maryland limited liability company
/s/ Roger C. Norden	By:	/s/ Jacqueline S. Norden(SEAL)
Jacqueline S. Norden, Property Manager
Date: January 22, 2009

WITNESS:	TENANT: TELVENT USA, INC., a Texas corporation
/s/ Alesa Allison	By:	/s/ Marilyn Carpenter(SEAL)
Marilyn Carpenter
[Print Name]
Date: January 21, 2009

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